================================================================================
SEC 1745 (6-01) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
================================================================================

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0145
                                                  Expires:      October 31, 2004
                                                  Estimated average burden
                                                  hours per response ..... 14.90
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               Smith Midland Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    832156103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 June 30, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

CUSIP No. 892721101                 13G                      Page 2 of 6 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     AL FRANK ASSET MANAGEMENT, INC. 95-4074555
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     CALIFORNIA, USA
--------------------------------------------------------------------------------
               5. Sole Voting Power NUMBER OF 530,335
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          NONE
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           320,000
    WITH:      ----------------------------------------------------------------_
               8.   Shared Dispositive Power
                    NONE
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     320,000
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     6.91%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IA
--------------------------------------------------------------------------------

CUSIP No. 892721101                  13G                      Page 3 of 6 Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:
                Smith Midland Corp.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
              5119 Catlett Road, Midland, VA 22728
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:
                AL FRANK ASSET MANAGEMENT, INC.
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
        32392 COAST HWY, SUITE 260 LAGUNA BEACH CA 92651
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:
                CALIFORNIA, USA
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:
                COMMON STOCK
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:
                832156103
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)       [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)       [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 320,000

     (b) Percent of class: 6.91%

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote 530,335

          (ii) Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 320,000

          (iv) Shared power to dispose or to direct the disposition of 0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

--------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


-------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


--------------------------------------------------------------------------------
ITEM 10.  CERTIFICATIONS.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   July 9, 2009
                                      ----------------------------------------
                                                      (Date)


                                                 JOHN BUCKINGHAM
                                      ----------------------------------------
                                                    (Signature)


                                     JOHN BUCKINGHAM CEO & CHIEF PORTFOLIO MGR.
                                      ----------------------------------------
                                                    (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).